EXHIBIT 10.3

AIRCRAFT TIME SHARING AGREEMENT

This AIRCRAFT TIME SHARING AGREEMENT (the "Agreement") is made and entered into as of January 1, 2005, by and between Interface Operations LLC, a Delaware limited liability company ("Provider"), and Las Vegas Sands Corp., a Nevada corporation ("Recipient").

In consideration of the mutual promises, agreements, covenants, warranties, representations and provisions contained herein, the parties agree as follows:

1.          Time Sharing of the Aircraft. Subject to the terms and conditions of this Agreement, Provider shall provide Recipient with transportation services on a non-exclusive basis using Provider's aircraft identified as a Gulfstream G-III59A, serial number 351, U.S. registration number N623MS (the "Aircraft"). This Agreement is intended to be a time sharing agreement within the meaning of 14 C.F.R. Section 91.501(c)(1).

2.          Term. The term of this Agreement (the "Term") shall commence on the date of this Agreement and end on December 31, 2006 (the "Expiration Date"). The Expiration Date (as it may be extended) shall be automatically extended by one year if neither party has given notice of non-renewal to the other at least thirty (30) days before the then Expiration Date. Notwithstanding anything to the contrary in this section 2, either party may terminate this Agreement on thirty (30) days' notice, provided that such party is not then in default, and this Agreement shall terminate automatically upon termination of the Lease (as defined in section 6(f).

3.          Delivery to Recipient. Upon the request of Recipient, subject to the availability of the Aircraft as determined by Provider, Provider shall make the Aircraft available to Recipient at such location as Recipient may reasonably request. Recipient acknowledges that Provider currently bases the Aircraft at McCarran International Airport, Las Vegas, Nevada (the "Base").

4.	Fee.

(a)        Recipient shall pay to Provider, for Recipient's use of the Aircraft during the Term the following amounts (referred to collectively as the “Fee”) within 30 days of receipt of an invoice from Provider or its representative with respect to such use:

(i)	twice the cost of the fuel, oil and other additives consumed;

(ii)         all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight;

(iii)	all expenses for catering and in-flight entertainment materials;
(iv)	all expenses for flight planning and weather contract services;

(v)        all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation; and

(vi)	all communications charges, including in-flight telephone.

(b)        Recipient shall be responsible for arranging and paying for all passenger ground transportation and accommodation in connection with Recipient's use of the Aircraft.

(c)        For the sake of clarification, flights to ferry the Aircraft to the delivery location specified by Recipient pursuant to section 3, and flights to return the Aircraft to the Base or such other location as the parties agree pursuant to section 5, shall be deemed to be use of the Aircraft by Recipient.

5.          Return to Base. On the earlier of the Expiration Date or the termination of this Agreement pursuant to section 16(a)(i) and, unless Provider agrees to the contrary, upon the conclusion of each flight of the Aircraft by Recipient under this Agreement, the Aircraft shall be returned to the Base or such other location as Provider and Recipient may agree.

6.	Use of Aircraft.

(a)        Recipient shall use the Aircraft only for the transportation of its directors, officers, employees and guests and shall not obtain compensation for such transportation from any person.

(b)        Recipient shall not violate, and shall not permit any of its employees, agents or guests to violate, any applicable law, regulation or rule of the United States, or any state, territory or local authority thereof, or any foreign government or subdivision thereof, and shall not bring or cause to be brought or carried on board the Aircraft, or permit any employee, agent or guest to bring or cause to be brought or carried on board the Aircraft, any contraband or unlawful articles or substances, or anything that is contraband or is an unlawful article of substance in any jurisdiction into or over which the Aircraft is to operate on behalf of Recipient.

(c)        Recipient shall, and shall cause its employees, agents and guests to, comply with all lawful instructions and procedures of Provider and its agents and employees regarding the Aircraft, its operation or flight safety.

(d)        Recipient acknowledges that its discretion in determining the origin and destination of flights under this Agreement shall be subject to the following limitations: (i) such origin and destination, and the routes to reach such origin and destination, are not within or over (A) an area of hostilities, (B) an area excluded from coverage under the insurance policies maintained by Provider with respect to the Aircraft or (C) a country or jurisdiction for which exports or transactions are subject to specific restrictions under any United States export or other law or United Nations Security Council Directive, including without limitation, the Trading With the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq. and the Export Administration Act, 50 U.S.C. App. Sections 2401 et seq.; (ii) the flights proposed by Recipient shall not cause (A) the Aircraft or any part thereof (1) to be used predominately outside of the United States within the meaning of the Section 168(g)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) to fail to be operated to and from the United States within the meaning of Section 168(g)(4)(A) of the Code; or (B) any item of income, gain, deduction, loss or credit with respect to the transactions contemplated by this Agreement to be treated as derived from, or allocable to, sources without the United States within the meaning of Section 862 of the Code; (iii) the proposed flights do not require the flight crew to exceed any flight or duty time limitations that Provider imposes upon its flight crews; and (iv) in the judgment of Provider, the safety of flight is not jeopardized.

(e)        Recipient acknowledges that, if, in the view of Provider (including, its pilot-in-command), flight safety may be jeopardized, Provider may terminate a flight or refuse to commence it without liability for loss, injury or damage occasioned by such termination or refusal. Recipient further acknowledges that, in accordance with applicable Federal Aviation Regulations (“FAR”), the qualified flight crew provided by Provider will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder and Recipient specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgement of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability for loss, injury, damage or delay to Recipient or any other person. Recipient acknowledges and agrees that Provider shall not be liable under any circumstances for delay or failure to furnish the Aircraft and crew pursuant to this Agreement or for any loss, damage, cost or expense arising from or related to, directly or indirectly, any delay, cancellation or failure to furnish any transportation pursuant to this Agreement, including, but not limited to, when caused by government regulation, law or authority, mechanical difficulty or breakdown, war, civil commotion, strikes or other labor disputes, weather conditions, acts of God, public enemies or any other cause beyond Provider’s control.

(f)         Recipient acknowledges that (i) the Aircraft is owned by Yona Aviation Corp., ("Owner"), and is leased to Provider pursuant to that certain Aircraft Lease Agreement by and between Owner and Provider (the "Lease") and (ii) the rights of Recipient in and to the Aircraft are subject and subordinate to all terms of the Lease and all rights of Owner in and to the Aircraft under the Lease, including without limitation the right of Owner to inspect and take possession of the Aircraft from time to time in accordance with the Lease and applicable law.

Accordingly, Recipient (i) waives any right that it might have to any notice of Owner's intention to inspect, take possession or exercise any other right or remedy in respect of the Aircraft or under the Lease, (ii) waives, as against Owner, all rights to any set-off, defense, counterclaim or cross-claim that it may hold against Provider and (iii) acknowledges that, upon a default of Provider under the Lease, Recipient shall have no further rights in and to the Aircraft.

Recipient acknowledges that Owner has not made any warranty or representation, either express or implied, as to the design, compliance with specifications, operation, or condition of, or as to the quality of the material, aircraft, or workmanship in, the Aircraft or any component thereof, and Owner makes no warranty of merchantability or fitness of the Aircraft or any component thereof for any particular purpose or as to title to the Aircraft or component thereof, or any other representation or warranty, express or implied, with respect to the Aircraft or component thereof.

7.          Pilots. For all flights of the Aircraft by Recipient pursuant to this Agreement, Provider shall cause the Aircraft to be operated by pilots who are duly qualified under the Federal Aviation Regulations, including without limitation, with respect to currency and type-rating, and who meet all other requirements established and specified by the insurance policies required hereunder.

8.          Operation and Maintenance Responsibilities of Provider. Provider shall be in operational control of the Aircraft at all times during the Term and shall operate the Aircraft under FAR Part 91. Provider shall be solely responsible for the operation and maintenance of the Aircraft.

9.          Liens. Recipient shall not directly or indirectly create or incur any liens on or with respect to (i) the Aircraft or any part thereof, (ii) Owner's title thereto, (iii) any interest of Provider or Owner therein, (and Recipient will promptly, at its own expense, take such action as may be necessary to discharge any such lien), except (a) the respective rights of Provider and Recipient as herein provided and (b) liens created by or caused to be created by Owner or Provider.

10.	Taxes.

(a)        Except for any taxes on, or measured by, the net income of Provider imposed by the United States government or any state or local government or taxing authority in the United States, which shall be the sole responsibility of Provider, Recipient shall pay to and indemnify Provider and its employees and agents (collectively, the "Indemnitees") for, and hold each Indemnitee harmless from and against, on an after-tax basis, all other income, personal property, ad valorem, franchise, gross receipts, rental, sales, use, excise, value-added, leasing, leasing use, stamp, landing, airport use, or other taxes, levies, imposts, duties, charges, fees or withholdings of any nature, together with any penalties, fines, or interest thereon ("Taxes") arising out of the transactions between Provider and Recipient contemplated by this Agreement or Recipient’s use of the Aircraft and imposed against any Indemnitee, Recipient, or the Aircraft, or any part thereof, by any federal or foreign government, any state, municipal or local subdivision, any agency or instrumentality thereof, or other taxing authority upon or with respect to the Aircraft, or any part thereof, or upon the ownership, delivery, leasing, possession, use, operation, return, transfer or release thereof, or upon the rentals, receipts or earnings arising therefrom. Recipient shall have the right to contest any Taxes attributable to Recipient; provided that (a) Recipient shall have given to Provider written notice of any such Taxes, which notice shall state that such Taxes are being contested by Recipient in good faith with due diligence and by appropriate proceedings and that Recipient has agreed to indemnify each Indemnitee against any cost, expense, liability or loss (including, without limitation, reasonable attorneys' fees) arising from or in connection with such contest; (b) in Provider's sole judgment, Provider has received adequate assurances of payment of such contested Taxes; and (c) counsel for Provider shall have determined that the nonpayment of any such Taxes or the contest of any such payment in such proceedings does not, in the sole opinion of such counsel, adversely affect the title, property or rights of Provider. In case any report or return is required to be made with respect to any Taxes attributable to Recipient’s use of the Aircraft, Recipient will either (after notice to Provider) make such report or return in such manner as will show the ownership of the Aircraft in Owner and send a copy of such report or return to Provider, or will notify Provider of such requirement and make such report or return in such manner as shall be satisfactory to Provider. Provider agrees to cooperate fully with Recipient in the preparation of any such report or return.

(b)        Without limiting the generality of the foregoing, Recipient shall pay to Provider any federal excise taxes applicable to Recipient's use, or Recipient's payment for Recipient's use, of the Aircraft.

11.        Insurance. Provider shall maintain in effect at its own expense throughout the Term, insurance policies containing such provisions and providing such coverages as Provider deems appropriate. All insurance policies shall (a) name Recipient as an additional insured, (b) not be subject to any offset by any other insurance carried by Provider or Recipient, (c) contain a waiver by the insurer of any subrogation rights against any of Recipient, (d) insure the interest of Recipient, regardless of any breach or violation by the Provider or of any other person (other than is solely attributable to the gross negligence or willful misconduct of Recipient) of any warranty, declaration or condition contained in such policies, and (e) include a severability of interests endorsement providing that such policy shall operate in the same manner (except for the limits of coverage) as if there were a separate policy covering each insured.

12.	Loss or Damage

(a)        Recipient shall indemnify, defend and hold harmless Provider and its officers, directors, agents, shareholders, members, managers and employees from and against any and all liabilities, claims (including, without limitation, claims involving or alleging Provider's negligence and claims involving strict or absolute liability in tort), demands, suits, causes of action, losses, penalties, fines, expenses (including, without limitation, attorneys' fees) or damages (collectively, "Claims"), whether or not Provider may also be indemnified as to any such Claim by any other person, to the extent relating to or arising out of Recipient's breach of this Agreement or any damage (other than ordinary wear and tear) to the Aircraft caused by Recipient, its employees or guests.

(b)        In the event of loss, theft, confiscation, damage to or destruction of the Aircraft, or any engine or part thereof, from any cause whatsoever (a "Casualty Occurrence") occurring at any time when Recipient is using the Aircraft under this Agreement, Recipient shall furnish such information and execute such documents as may be necessary or required by Provider or applicable law. Recipient shall cooperate fully in any investigation of any claim or loss processed by Provider under the Aircraft insurance policy/policies and in seeking to compel the relevant insurance company or companies to pay any such claims.

(c)        In the event of total loss or destruction of all or substantially all of the Aircraft, or damage to the Aircraft that causes it to be irreparable in the opinion of Provider or any insurance carrier providing hull coverage with respect to the Aircraft, or in the event of confiscation or seizure of the Aircraft, this Agreement shall automatically terminate;

provided, however, that such termination of this Agreement shall not terminate the obligation of Recipient to cooperate with Provider in seeking to compel the relevant insurance company or companies to pay claims arising from such loss, destruction, damage, confiscation or seizure; provided, further, that the termination of this Agreement shall not affect the obligation of Recipient to pay Provider all accrued and unpaid Fee and all other accrued and unpaid amounts due hereunder.

(d)        For the sake of clarification, the Aircraft shall be deemed not available to Recipient after any Casualty Occurrence until such time thereafter as Provider has returned the Aircraft to service. Provider shall have no obligation to return the Aircraft to service after any Casualty Occurrence.

13.        Representations, Warranties and Agreements of Recipient. Recipient represents, warrants and agrees as follows:

(a)        Authorization. Recipient has all necessary powers to enter into the transactions contemplated in this Agreement and has taken all actions required to authorize and approve this Agreement.

(b)        Identification. Recipient shall keep a legible copy of this Agreement in the Aircraft at all times when Recipient is using the Aircraft.

(c)        As-Is Condition. Recipient acknowledges that Provider has not made any warranty or representation, either express or implied, as to the design, compliance with specifications, operation, or condition of, or as to the quality of the material, aircraft, or workmanship in, the Aircraft or any component thereof, and Provider makes no warranty of merchantability or fitness of the Aircraft or any component thereof for any particular purpose or as to title to the Aircraft or component thereof, or any other representation or warranty, express or implied, with respect to the Aircraft or component thereof.

14.        Representations, Warranties and Agreements of Provider. Provider represents, warrants and agrees as follows:

(a)        Authorization. Provider has all necessary powers to enter into the transaction contemplated in this Agreement and has taken all action necessary to authorize and approve this Agreement.

(b)        FAA Registration. The Aircraft's registration with the FAA names Owner as the owner of the Aircraft.

15.	Event of Default. The following shall constitute an Event of Default:

(a)        Recipient shall not have made payment of any amount due under section 4 within ten (10) days after the same shall become due; or

(b)        Recipient shall have failed to perform or observe (or cause to be performed or observed) any other covenant or agreement required to be performed under this Agreement and such failure shall continue for twenty (20) days after written notice thereof from Provider to Recipient; or

(c)        Recipient (i) becomes insolvent, (ii) fails to pay its debts when due, (iii) makes any assignment for the benefit of creditors, (iv) seeks relief under any bankruptcy law or similar law for the protection of debtors, (v) suffers a petition of bankruptcy filed against it that is not dismissed within thirty (30) days, or (vi) suffers a receiver or trustee to be appointed for itself or any of its assets, and such is not removed within thirty (30) days.

16.	Provider's Remedies

(a)        Upon the occurrence of any Event of Default, Provider may, at its option, exercise any or all remedies available at law or in equity, including, without limitation, any or all of the following remedies, as Provider in its sole discretion shall elect:

(i)         By notice in writing, terminate this Agreement, whereupon all rights of Recipient to the use of the Aircraft or any part thereof shall absolutely cease and terminate, but Recipient shall remain liable as provided in this Agreement and Provider, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of and remove the same by summary proceedings or otherwise. Recipient specifically authorizes Provider's entry upon any premises where the Aircraft may be located for the purpose of, and waives any cause of action it may have arising from, a peaceful retaking of the Aircraft. Recipient shall forthwith pay to Provider an amount equal to the total accrued and unpaid Fee and all other accrued and unpaid amounts due hereunder, plus any and all losses and damages incurred or sustained by Provider by reason of any default by Recipient under this Agreement.

(b)        Recipient shall be liable for all costs, charges and expenses, including reasonable attorneys' fees and disbursements, incurred by Provider by reason of the occurrence of any Event of Default or the exercise of Provider's remedies with respect thereto.

17.	General Provisions

(a)        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.

(b)        Partial Invalidity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, shall remain in full force and effect.

(c)        Waiver. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself.

(d)        Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given upon actual receipt, if delivered personally or by telecopy; or three (3) days following deposit in the United States mail, if deposited with postage pre-paid, return receipt requested, and addressed to such address as may be specified in writing by the relevant party from time to time, and which shall initially be as follows:

To Recipient at:	Las Vegas Sands Corp.

3355 Las Vegas Blvd. South

Las Vegas, Nevada 89109

Attn: General Counsel

Fax: (702) 733-5088

Tel.: (702) 733-5631

To Provider at:	Interface Operations LLC

300 First Avenue

Needham, Massachusetts 02494

Attn: Stephen J. O’Connor

Fax:	(781) 449-6616
Tel.	(781) 449-6500

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a party.

(e)        Massachusetts Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the choice of law provisions of Massachusetts or any other jurisdiction.

(f)         Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement and supersedes any prior or contemporaneous agreements, representations and understandings, whether written or oral, of or between the parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

(g)        Amendment. This Agreement may be amended only by a written agreement signed by all of the parties.

(h)        Binding Effect; Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective successors and assigns; provided, however, that Recipient may not assign any of its rights under this Agreement, and any such purported assignment shall be null, void and of no effect.

(i)         Attorneys' Fees. Should any action (including any proceedings in a bankruptcy court) be commenced between any of the parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity thereunder, solely as between the parties or their successors, the party or parties prevailing in such action as determined by the court shall be entitled to recover from the other party all of its costs and expenses incurred in connection with such action (including, without limitation, fees, disbursements and expenses of attorneys and costs of investigation).

(j)         Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

(k)        No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

(l)         Counterparts. This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original, and all of which together shall constitute one instrument.

(m)       Expenses. Each party shall bear all of its own expenses in connection with the negotiation, execution and delivery of this Agreement.

(n)        Broker/Finder Fees. Each party represents that it has dealt with no broker or finder in connection with the transaction contemplated by this Agreement and that no broker or other person is entitled to any commission or finder's fee in connection therewith. Provider and Recipient each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

(o)        Relationship of the Parties. Nothing contained in this Agreement shall in any way create any association, partnership, joint venture, or principal-and-agent relationship between the parties hereto or be construed to evidence the intention of the parties to constitute such.

(p)        Limitation of Damages. Recipient waives any and all claims, rights and remedies against Provider, whether express or implied, or arising by operation of law or in equity, for any punitive, exemplary, indirect, incidental or consequential damages whatsoever arising out of this Agreement.

(q)        Survival. All representations, warranties, covenants and agreements, set forth in sections 4, 5, 6(a), 6(e), 6(f), 9, 10, 12, 13, 14, 16, and 17 of this Agreement shall survive the expiration or termination of this Agreement.

18.	Truth-In-Leasing

(a)        THE PARTIES HAVE REVIEWED THE AIRCRAFT'S MAINTENANCE RECORDS AND OPERATING LOGS AND HAVE FOUND THAT, DURING THE PRECEDING TWELVE MONTHS (OR, IF SHORTER, THE PERIOD SINCE THE AIRCRAFT WAS MANUFACTURED) THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91. RECIPIENT ACKNOWLEDGES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(b)        RECIPIENT ACKNOWLEDGES THAT PROVIDER IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR FLIGHTS UNDER THIS AGREEMENT. PROVIDER AND RECIPIENT EACH CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(c)        RECIPIENT UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the day and year first written above.

PROVIDER	RECIPIENT
INTERFACE OPERATIONS LLC	LAS VEGAS SANDS CORP.

By:	Bradley K. Serwin	By:	Sheldon G. Adelson

Title:	General Counsel and Secretary	Title:	President and CEO

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